Exhibit 99.28(d)(xxviii)

AMENDMENT NO. 5 TO THE INVESTMENT ADVISORY AGREEMENT

This AMENDMENT No. 5 to the Investment Advisory Agreement (as defined below) is made and effective as of November 20, 2017 (the “Amendment”), by and between OLD WESTBURY FUNDS, INC. (the “Fund”) and BESSEMER INVESTMENT MANAGEMENT LLC (the “Adviser”). Terms not otherwise defined herein shall have the meanings ascribed thereto in the Investment Advisory Agreement.

WHEREAS, the Fund and the Adviser are parties to the Investment Advisory Agreement, dated as of September 1, 2010, as amended (the “Investment Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to the Portfolios; and

WHEREAS, the Fund and the Adviser desire to amend the Investment Advisory Agreement solely to reflect the creation of a new series, Old Westbury All Cap ESG Fund, and to reflect the name changes of certain Portfolios, as set forth in Schedule A thereto.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

1. Schedule A to the Investment Advisory Agreement is hereby deleted in its entirety and replaced with Schedule A hereto.

2. The Investment Advisory Agreement, as expressly amended hereby, shall continue in full force and effect.

3. This Amendment may be executed in counterpart, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers as of the date first written above.

OLD WESTBURY FUNDS, INC.

By:	/s/ David W. Rossmiller
Name:	David W. Rossmiller
Title:	President & CEO

BESSEMER INVESTMENT MANAGEMENT LLC

By:	/s/ Rebecca Patterson
Name:	Rebecca Patterson
Title:	President

SCHEDULE A

Portfolio	Advisory Fee Rate Average Net Assets

Old Westbury All Cap Core Fund	First $500 million - 0.75% Second $500 million to $1 billion - 0.70% Over $1 billion - 0.65%

Old Westbury Fixed Income Fund	First $500 million - 0.45% Second $500 million to $1 billion - 0.40% Over $1 billion - 0.35%

Old Westbury Municipal Bond Fund	First $500 million - 0.45% Second $500 million to $1 billion - 0.40% Over $1 billion - 0.35%

Old Westbury Small & Mid Cap Strategies Fund	0.85%

Old Westbury Large Cap Strategies Fund	First $1.25 billion - 0.90% Second $1.25 billion to $2.5 billion - 0.85% Over $2.5 billion - 0.80%

Old Westbury Strategic Opportunities Fund	First $1.25 billion - 1.10% Second $1.25 billion to $2.5 billion - l .05% Over $2.5 billion - 1.00%

Old Westbury All Cap ESG Fund	First $500 million - 0.75% Second $500 million to $1 billion - 0.70% Over $1 billion - 0.65%